Press Release
Novavax Reports Fourth Quarter and Full Year 2023 Financial Results and Operational Highlights

•Achieved revenues in Q4 2023 of $291 million and full year 2023 of $1.0 billion
•Accelerating progress toward expanding pipeline via Phase 3 COVID-19-Influenza Combination vaccine trial in second half 2024 and potential 2026 launch
•Rescaled global footprint with 30% total headcount reduction as compared to Q1 2023
•Announced settlement with Gavi related to 2021 advance purchase agreement, removing financial uncertainty and enabling focus on shared public health mission
•Provided full year 2024 total revenue guidance of $800 million to $1 billion
•Company to host conference call today at 8:30 a.m. ET

GAITHERSBURG, Md., Feb. 28, 2024 – Novavax, Inc. (Nasdaq: NVAX), a global company advancing protein-based vaccines with its Matrix-M™ adjuvant, today announced its financial results and operational highlights for the fourth quarter and twelve months ended December 31, 2023.

“2023 was a transition year for Novavax and we have made tremendous progress towards strengthening the financial profile of the Company, delivering the only protein-based non-mRNA COVID-19 vaccine option to the U.S. and globally, and focusing our investment on the future expansion of our product portfolio,” said John C. Jacobs, President and Chief Executive Officer, Novavax. “Moving into the next chapter of our business journey as a more lean and agile organization, we are laser focused on improving our commercial performance in 2024 and 2025 and diversifying our revenue opportunity with our potential combination vaccine launch which we expect in the fall of 2026.”

Fourth Quarter 2023 and Recent Highlights

During the fourth quarter, Novavax continued to execute against its three key priorities for 2023.

Priority #1: Deliver an Updated COVID-19 Vaccine for the 2023 Fall Vaccination Season

U.S. Market: Demonstrated ability to update COVID-19 vaccine and deliver the only protein-based non-mRNA option to market.

•Gained commercial experience in the U.S. after receiving Emergency Use Authorization with future efforts to focus on a recalibration of U.S. field teams to focus on the retail segment

•Progressed efforts to position the company for a stronger performance in 2024-2025 COVID-19 vaccination season with focus on a single-dose product presentation for delivery at the start of the season and planned BLA approval to enable marketing and promotion for Nuvaxovid during season

•Progressed efforts to streamline manufacturing and to advance strain selection at risk while advocating for more timely identification of strains by regulatory authorities

•Continued advancement of discussions for 2024-2025 COVID-19 vaccination season with major retailers who have driven 90% of the pharmacy business

Global Markets: Delivered on 2023 Advance Purchase Agreement (APA) obligations in Europe, Canada, Australia, New Zealand, Singapore and Taiwan.

•Potential APA deliveries for 2024 through 2026 of over $1 billion consisting primarily of deliveries to Australia, New Zealand, Canada, Israel and Europe

•For 2024, made strategic decision to prioritize and focus commercial effort in Europe on select key countries including Italy, Spain, France and the U.K.

•Spring 2024 U.K. private market launch expected for Novavax’s COVID-19 vaccine as enabled by the recent Green Book addition by the U.K. Health Security Agency

Priority #2: Reduce Rate of Spend, Manage Cash Flow and Evolve Scale and Structure

Novavax has made significant progress on its commitment to improve its financial position while maintaining the capabilities that support long-term value creation.

•Reduced full year 2023 operating expenses by $1.1 billion, or 41%, as compared to 2022

•Exceeded the previously announced global restructuring and cost reduction plan for 2023 by approximately $150 million for combined Research and Development (R&D) and Selling, General, and Administrative (SG&A) expenses

•Reduced workforce by a total of 30% compared to first quarter of 2023

•Delivered Q4 2023 doses under the Canada APA agreement and received $175 million contingent payment in January 2024

•Settled arbitration with Gavi, the Vaccine Alliance (Gavi), removing financial uncertainty and enabling focus on shared public health mission

Priority #3: Leverage Technology Platform, Capabilities, and Portfolio of Assets to Drive Additional Value Beyond Nuvaxovid™

Novavax remains focused on leveraging its technology platform, including its proprietary Matrix-M adjuvant, to drive long-term growth and protect global public health.

•Expect to initiate a pivotal Phase 3 trial for COVID-19-Influenza Combination (CIC) vaccine candidate in the second half of 2024, with potential for accelerated approval and anticipated launch in 2026

•R21/Matrix-M vaccine received prequalification by the World Health Organization (WHO) based on Phase 3 efficacy trial results, which were recently published in The Lancet, enabling global rollout of the vaccine in eligible United Nation countries

Fourth Quarter and Full Year 2023 Financial Results

•Total revenue for the fourth quarter of 2023 was $291 million, compared to $357 million in the same period in 2022. Total revenue for the full year 2023 was $984 million, compared to $2 billion in the same period in 2022.

•Cost of sales for the fourth quarter of 2023 was $155 million, compared to $182 million in the same period in 2022. These quarters included $30 million and $99 million, respectively, related to excess, obsolete or expired inventory and losses on firm purchase commitments under third-party supply agreements. Cost of sales for the full year 2023 were $344 million compared to $903 million in same period of 2022. These full year periods included $112 million and $604 million, respectively, related to excess, obsolete or expired inventory and losses on firm purchase commitments under third-party supply agreements.

•R&D expenses for the fourth quarter of 2023 were $165 million, compared to $258 million in the same period in 2022. R&D expenses for the full year 2023 were $738 million compared to $1.2 billion in the same period 2022. The decrease in both periods was primarily due to reductions in manufacturing and clinical research related spend.

•SG&A expenses for the fourth quarter of 2023 were $155 million, compared to $162 million for the same period in 2022. SG&A expenses for the full year 2023 were $469 million, compared to $489 for the same period in 2022. The decrease in both periods reflected commercial investment that was offset by reductions to spend by G&A functions compared to prior year.

•Net loss for the fourth quarter 2023 was $178 million, compared to a net loss of $182 million in the same period in 2022. Net loss for the full year 2023 was $545 million, compared to a net loss of $658 million in the same period in 2022.

•Cash, cash equivalents and restricted cash were $584 million as of December 31, 2023, compared to $666 million as of September 30, 2023, and $1.3 billion as of December 31, 2022. Through sales of Novavax common stock pursuant to at-the-market offerings during the fourth quarter of 2023, Novavax raised net proceeds of $110 million.

Financial Framework

Novavax is providing Full Year 2024 Financial Guidance and expects to achieve the following objectives:

Full Year 2024 Guidance

$ in millions	Full Year 2024 (as of February 28, 2024)
Total Revenue[1,2]	$800 - $1,000

Combined R&D and SG&A	$700 - $800

First Quarter 2024 Total Revenue is expected to be approximately $100 million.

Total potential contract value for APAs outstanding as of December 31, 2023 were over $1 billion related to expected dose deliveries for 2024 through 2026. This amount excludes deferred revenue associated with the 2023 Canada amendments to forfeit doses.

1.Total Revenue includes product sales and royalties & other revenue.
2.Full year 2024 guidance reflects APA expected dose delivery schedules of $500 million to $600 million and non-APA related revenue of $300 million to $400 million from a combination of commercial market product sales plus royalties and other revenue from our partner-related activity, subject to updated variant manufacturing and regulatory approvals.

Conference Call

Novavax will host its quarterly conference call today at 8:30 a.m. ET. To join the call without operator assistance, you may register and enter your phone number at https://emportal.ink/3SqJSJv to receive an instant automated call back. You may also dial direct to be entered to the call by an operator. The dial-in numbers for the conference call are (888) 664-6383 (Domestic) or (+1) (617) 892-4906 (International). Participants will be prompted to request to join the Novavax, Inc. call. A replay of the conference call will be available starting at 11:30 a.m. ET on February 28, 2024, until 11:59 p.m. ET on March 6, 2024. To access the replay by telephone, dial (416) 764-8677 (Domestic) or (+1) (888) 390-0541 (International) and use passcode 789473#.

A webcast of the conference call can also be accessed on the Novavax website at ir.novavax.com/events. A replay of the webcast will be available on the Novavax website until May 28, 2024.

Trade Name in the U.S.

The trade name Nuvaxovid™ has not been approved by the U.S. Food and Drug Administration.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) promotes improved health by discovering, developing and commercializing innovative vaccines to help protect against serious infectious diseases. Novavax, a global company based in Gaithersburg, Md., U.S., offers a differentiated vaccine platform that combines a recombinant protein approach, innovative nanoparticle technology and Novavax's patented Matrix-M adjuvant to enhance the immune response. The Company’s portfolio includes its COVID-19 vaccine and its pipeline includes a vaccine for COVID-19 and influenza combined. In addition, Novavax’s adjuvant is included in the University of Oxford and Serum Institute of India’s R21/Matrix-M malaria vaccine. Please visit novavax.com and LinkedIn for more information.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its mission, its near-term priorities including delivering an updated single-dose vial COVID-19 vaccine for the start of the 2024-2025 vaccination season, initiating a pivotal Phase 3 trial for CIC in the second half of 2024, a possible combination vaccine launch in 2026, reducing rate of spend, managing cash flow and evolving its scale and structure, the amount and impact of Novavax’s previously announced global restructuring and cost reduction plan and new cost reduction plan, its operating plans, objectives and prospects, full year 2024 financial guidance, its future financial or business performance, conditions or strategies, its ability to attain contract value under existing APAs are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, Novavax’s ability to successfully manufacture, distribute, or market its updated COVID-19 vaccine for the upcoming vaccination season; challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification, assay validation and stability testing, necessary to satisfy applicable regulatory authorities; challenges or delays in conducting clinical trials; challenges or delays in obtaining regulatory authorization for its product candidates, including its updated COVID-19 vaccine in time for the 2024-2025 vaccination season in the U.S. and in foreign jurisdictions to meet APA commitments or for future COVID-19 variant strain changes; manufacturing, distribution or export delays or challenges; Novavax's substantial dependence on Serum Institute of India Pvt. Ltd. and Serum Life Sciences Limited for co-formulation and filling and PCI Pharma Services for finishing Novavax’s COVID-19 vaccines and the impact of any delays or disruptions in their operations on the delivery of customer orders; difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, and constraints on Novavax’s ability to pursue planned regulatory pathways, alone or with partners, in multiple jurisdictions simultaneously, leading to staggered regulatory filings, and potential regulatory actions; the potential for an unfavorable outcome in disputes; challenges in implementing its global restructuring and cost reduction plan; Novavax’s ability to timely deliver doses; challenges in obtaining commercial adoption and market acceptance of its updated COVID-19 vaccine, NVX-CoV2373 or any COVID-19 variant strain-containing formulation; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities, including requirements to deliver doses that may require Novavax to refund portions of upfront and other payments previously received or result in reduced future payments pursuant to such agreements; challenges related to the seasonality of vaccinations against COVID-19; and those other risk factors identified in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)

Revenue:
Product sales	$251,452	$287,787	$531,389	$1,554,961
Grants	37,943	69,573	427,323	382,921
Royalties and other	1,947	39	24,993	43,990
Total revenue	291,342	357,399	983,705	1,981,872
Expenses:
Cost of sales	154,976	181,765	343,768	902,639
Research and development	164,697	257,850	737,502	1,235,278
Selling, general, and administrative	155,237	161,663	468,946	488,691
Total expenses	474,910	601,278	1,550,216	2,626,608
Loss from operations	(183,568)	(243,879)	(566,511)	(644,736)
Interest expense	(4,117)	(4,601)	(14,416)	(19,880)
Other income	10,984	63,971	37,896	10,969
Loss before income taxes	(176,701)	(184,509)	(543,031)	(653,647)
Income tax benefit (expense)	(1,688)	2,260	(2,031)	(4,292)
Net loss	$ (178,389)	$ (182,249)	$ (545,062)	$ (657,939)

Net loss per share:
Basic and diluted	$ (1.44)	$ (2.28)	$ (5.41)	$ (8.42)
Weighted average number of common shares outstanding:
Basic and diluted	123,679	79,822	100,768	78,183

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31, 2023	December 31, 2022

Cash and cash equivalents	$ 568,505	$ 1,336,883
Total restricted cash	15,305	11,962
Total current assets	1,143,888	1,703,391
Working capital	(491,250)	(756,553)
Total assets	1,794,490	2,258,679
Convertible notes payable*	168,016	491,347
Total stockholders’ deficit	(716,927)	(634,078)

*Included in non-current liabilities as of December 31, 2023, and current and non-current liabilities as of December 31, 2022.

Contacts:
Investors
Erika Schultz
240-268-2022
ir@novavax.com

Media
Ali Chartan
240-720-7804
media@novavax.com